Exhibit 99.1
Alere Inc.
Annual Executive Incentive Compensation Process
Given the growth of the company, it has become necessary to develop a more efficient process for allocating options to executives and managers. Since an increasing number of executives or managers being proposed for options are less well known centrally, there is a need for input in the award process from more decision makers with better personal knowledge of the individual performers being proposed. We believe that we also should establish an incentive system in which first and foremost overall corporate goals are met and secondly the operating unit performance is achieved. Our focus remains firmly on long term incentives forging effectively a large partnership amongst a large group of key individuals to ultimately succeed as a group.
For these reasons Alere Inc. is adopting a process for awarding incentive compensation packages, consisting of (i) Option Awards to be granted under the Alere Inc. 2010 Incentive Stock Option and Incentive Plan, or another stockholder approved option plan then in effect, and (ii) Cash Awards, to participating executives and managers if 2011 performance targets are met. The process, which is expected to be operated annually, is as follows:
•	The CEO shall identify senior executives to participate in the process and shall propose to the Compensation Committee that each such Participant be eligible for an Option Award and a Cash Award based on a proposed number of Base Shares.

•	The CEO will also identify Nominating Executives who will be asked to identify other executives and managers from within their particular business units or departments to participate in the process and will propose to the Compensation Committee that each such Participant be eligible for an Option Award and a Cash Award based on a proposed number of Base Shares.

•	All Proposed Awards will be subject to satisfaction during 2011 of Corporate level Performance Criteria, while other Proposed Awards will also be subject to Business Unit level Performance Criteria. Performance Criteria shall be objective and measurable and may include, but need not be limited to, EPS targets, EBITDA or other similar profitability targets, revenue targets, operating income targets, organic growth targets, free cash flow targets, financial ratio based targets, margin targets, cost reduction targets, debt reduction targets, financing or capital raising targets, cash management targets, cost of capital targets, product or technology development or commercialization targets, regulatory submission or approval process related targets, clinical trial related targets, customer generation targets, business developments targets, market development targets, market or industry share or penetration targets, product, service or technology acceptance targets, opportunity identification or development targets, distribution network development targets, customer satisfaction targets, brand development targets, product or service quality targets, operational efficiency targets, technology or process implementation targets, process improvement targets, operational integration targets, strategic acquisition targets, organizational growth or expansion targets, intellectual property protection or enforcement targets, litigation related targets, risk avoidance or assessment related targets, cultural development targets, and staffing, recruitment, succession planning or leadership development targets.

•	During the first quarter of 2011, the Compensation Committee shall review and approve the full list of proposed 2011 Participants and Proposed Awards. A number of shares equal to the total number of Bases Shares underlying all Proposed Awards shall be reserved under the applicable option plan to cover potential grants.

•	Proposed Awards, if earned, will be granted during the first quarter of 2012 upon proper action by the Compensation Committee.

•	Each proposed Option Award will represent an option to purchase the Base Shares at an exercise price equal to the fair market value of our stock on the next Grant Date in 2012 after the Compensation Committee action and will vest over 4 years from the Grant Date.

•	Each proposed Cash Award will be equal to the appreciation of our stock price during calendar year 2011 times the number of Base Shares. Each Cash Award will vest in 3 equal annual installments with the first payment made in late February 2012.
Adoption of this process does not preclude the Compensation Committee or the Board of Directors from making other grants or awards outside of this process. In particular the Compensation Committee and the Board expect to continue to make grants under the Alere Inc. 2010 Stock Option and Incentive Plan to new hires and in other appropriate circumstances. It is also anticipated that particular business units may employ, with prior approval of the CEO, modest cash incentive plans to motivate persons not participating in this process.